Exhibit 5.1
December 18, 2007
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344
Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company from time to time of (i) an indeterminate amount of its Convertible Subordinated Notes due 2015 (the “2015 Notes”), (ii) an indeterminate amount of its Convertible Subordinated Notes due 2017 (the “2017 Notes” and, together with the 2015 Notes, the “Notes”), each of which are convertible into shares of common stock, par value $0.20 per share (the “Common Stock”), of the Company (the “Conversion Shares”), and (iii) the Conversion Shares (together with the Notes, the “Securities”).
     For purposes of this opinion we have examined the following:
(a)	the Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”);

(b)	the Restated Bylaws of the Company, effective April 18, 2005 (the “Bylaws”);

(c)	resolutions of the Board of Directors of the Company adopted at meetings held on October 2, 2007 and December 11, 2007 (the “Resolutions”);

(d)	the form of Indenture between the Company and U.S. Bank National Association, as trustee, relating to the 2015 Notes filed as an exhibit to the Registration Statement (the “2015 Indenture”);

(e)	the form of Indenture between the Company and U.S. Bank National Association, as trustee, relating to the 2017 Notes filed as an exhibit to the Registration Statement (the “2017 Indenture” and, together with the 2015 Indenture, the “Indentures”); and

(f)	the Registration Statement, including the preliminary prospectus included therein (such preliminary prospectus, together with any final prospectus relating to the Notes filed by the Company with the Securities and Exchange Commission, the “Prospectus”).

ADC Telecommunications, Inc.
December 18, 2007

     We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that:
1.	When (a) the committee of the Board of Directors of the Company established pursuant to the Resolutions (the “Committee”) has adopted resolutions in sufficient form and content under the Minnesota Business Corporation Act (the “MBCA”), as then in effect, and the Articles of Incorporation and Bylaws, as then in effect, authorizing and approving the offering, sale and issuance of the 2015 Notes, including the final form, terms and conditions of the 2015 Indenture and the 2015 Notes, (b) the 2015 Indenture has been duly executed and delivered by the Company, in accordance with the terms of such resolutions, and by the trustee and (c) the instruments representing the 2015 Notes have been duly authenticated by the trustee and duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the 2015 Indenture and as contemplated by the Registration Statement and the Prospectus, the 2015 Notes will constitute binding obligations of the Company.

2.	When the Committee has adopted resolutions in sufficient form and content under the MBCA, as then in effect, and the Articles of Incorporation and Bylaws, as then in effect, authorizing and approving the offering, sale and issuance of the 2017 Notes, including the final form, terms and conditions of the 2017 Indenture and the 2017 Notes, (b) the 2017 Indenture has been duly executed and delivered by the Company, in accordance with the terms of such resolutions, and by the trustee and (c) the instruments representing the 2017 Notes have been duly authenticated by the trustee and duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the 2017 Indenture and as contemplated by the Registration Statement and the Prospectus, the 2017 Notes will constitute binding obligations of the Company.

3.	The Company has the authority pursuant to the Articles of Incorporation to issue up to 342,857,142 shares of Common Stock. When (a) all actions described in

ADC Telecommunications, Inc.
December 18, 2007

paragraphs 1 and 2 have been taken with respect to the Notes and (b) the Conversion Shares have been issued and delivered upon conversion of the Notes in accordance with the terms of the Indentures and the Notes and as contemplated by the Registration Statement and the Prospectus, the Conversion Shares will be validly issued, fully paid and non-assessable.
     The opinions set forth above are subject to the following qualifications and exceptions:
(a)	Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)	Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)	Minnesota Statutes §290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinions may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     Our opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

ADC Telecommunications, Inc.
December 18, 2007

     We hereby confirm to you that our opinion regarding the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes and the Conversion Shares is set forth in the Prospectus under the caption “Material U.S. Federal Tax Consequences,” subject to the limitations set forth therein.
     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material U.S. Federal Tax Consequences” and “Validity of the Securities” contained in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Dorsey & Whitney LLP
JLS/KAS